Exhibit 99.1

First Foundation Announces 2015 Fourth Quarter and Annual Earnings

•	Earnings per share of $0.31 in the fourth quarter of 2015
•	Net income growth of 68% for the quarter and 59% for the year
•	Total assets grew to $2.6 billion, a 91% increase year over year
•	Tangible book value per share up 27% in 2015

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, which collectively provide investment management, wealth planning, consulting, insurance, trust and banking services primarily to high net-worth individuals and businesses, today reported its financial results for the quarter and year ended December 31, 2015.

“First Foundation delivered positive results for both the fourth quarter and the full year,” said CEO Scott F. Kavanaugh. “The growth in revenue and earnings continues to validate the strength of our comprehensive platform as we build on our existing client relationships and attract new clients.  After making meaningful investments in infrastructure and adding to the strength of our team in key areas, we are well-positioned to continue to serve the complex and evolving needs of our clients as well as enhance shareholder value.”

Financial Highlights - Fourth Quarter 2015:

•

Net income for the fourth quarter of 2015 increased 68% as compared to the fourth quarter of 2014 and 83% as compared to the third quarter of 2015. Net income for the quarter ended December 31, 2015 was $5.0 million, or $0.31 per fully diluted share, as compared to $3.0 million, or $0.37 per fully diluted share for the quarter ended December 31, 2014 and as compared to $2.8 million or $0.21 for the quarter ended September 30, 2015. The comparability of EPS is impacted by the approximately 80% increase in share count resulting from the public offering completed in the third quarter of 2015;

•

Total revenues, which consist of net interest income and noninterest income, increased by $8.6 million and $4.4 million as compared to the fourth quarter of 2014 and the third quarter of 2015, respectively, due to higher levels of interest earning assets and a $2.7 million gain on sale of $102 million of loans in the fourth quarter of 2015;

•

To support the Company’s continuing growth and to leverage the additional capital raised in the public offering, we have made significant investments in staffing. As a result, noninterest expense in the fourth quarter of 2015 was $4.1 million or 32% higher than the fourth quarter of 2014. Noninterest expense was $0.2 million higher in the fourth quarter of 2015 as compared to the third quarter of 2015 as increased staffing and occupancy costs were offset by $0.3 million of one-time costs related to the Pacific Rim Bank acquisition recognized in the third quarter of 2015; and

•

During the fourth quarter, the Company recorded a provision for loan losses of $1.2 million to provide for the $229 million growth in loans from September 30, 2015 to December 31, 2015, an increase of 15%. This compares to no provision for loan losses during the fourth quarter of 2014 and a $0.6 million provision for loan losses in the third quarter of 2015. During the fourth quarter, the Company charged-off $1.9 million relating to the unsecured portion of a commercial loan made in 2010.

“We are very pleased with results, in particular our successful loan sale and securitization that occurred in the fourth quarter of 2015 and the relationship we established with Freddie Mac,” stated David DePillo, President of First Foundation Bank. “We anticipate we will have up to two more loan sales and securitizations in 2016.”

Financial Highlights - 2015:

•

For the year ended December 31, 2015, net income was $13.4 million, or $1.16 per fully diluted share, as compared to $8.4 million, or $1.03 per fully diluted share for the year ended December 31, 2014, an increase of 59% in net income. The comparability of EPS is impacted by the approximately 80% increase in share count resulting from the public offering completed in the third quarter of 2015;

•	The Company completed the acquisition of Pacific Rim Bank (“PRB”) in June 2015, resulting in the acquisition of $78 million of loans, $120 million of deposits and $4 million of real estate owned;
•	Total assets increased to $2.59 billion at December 31, 2015 from $1.36 billion at December 31, 2014, an increase of 91%;
•

Loan originations in 2015 were $944 million not including the loans acquired in the acquisition of PRB. As a result, even though $102 million of loans were sold in 2015, total loans increased by $599 million, a 51% increase;

•	Deposits, including deposits acquired from PRB, grew 58% during the year to $1.5 billion, and our loan to deposit ratio decreased to 116% at December 31, 2015 from 119% at December 31, 2014;
•

During the third and fourth quarters of 2015, the Company leveraged a portion of the capital from the public offering through the purchase of $439 million of agency guaranteed single family mortgage backed securities which was primarily funded through borrowings from the FHLB;

•

The Company generated $554 million of assets under management (“AUM) from new investment advisory accounts, and AUM increased 8% to $3.47 billion at December 31, 2015 from $3.22 billion at December 31, 2014;

•

Total revenues of $87.0 million for 2015, increased by $19.4 million, or 29% as compared to 2014, as a result of higher levels of interest earnings assets and $2.9 million of gain on sales of loans realized in 2015;

•

Noninterest expense increased $9.0 million or 17% during 2015 when compared to 2014, due primarily to a 25% increase in full-time equivalent employees during 2015 and the operating expenses associated with the PRB acquisition;

•

The Company recorded a provision for loan losses of $2.7 million during 2015 to provide for the $559 million growth in loans. This compares to a $0.2 million provision for loan losses recorded during 2014. During 2015, the Company had total charge-offs of $2.2 million; and

•

The Company completed a public offering of common stock in August 2015, raising $131 million (net of underwriters discount and offering expenses). A portion of the proceeds were used to pay off a $30 million term loan.

•	Tangible book value increased from $12.66 per share at December 31, 2014 to $16.10 per share at December 31, 2015.

“We have experienced, and anticipate to continue to experience, strong loan, deposit and AUM growth,” stated John Michel, CFO.  “To support our growing operations, we have begun implementing new technology platforms for processing and information gathering for which we expect to incur approximately $0.5 million in one-time implementation costs in the first quarter of 2016. We also expect our operating expenses in 2016 to be impacted by our 2015 growth in staffing, as well as additional support staff anticipated in 2016, and the related facility buildouts in California. In addition, consistent with prior years, we expect our noninterest expense to be impacted in the first quarter by the timing of certain compensation costs, such as raises, employment taxes and employer 401k matches,” added Mr. Michel.

About First Foundation

First Foundation, a financial institution founded in 1990, provides integrated investment management, wealth planning, consulting, insurance, trust and banking services. The Company is headquartered in Irvine, California with offices in Newport Beach, Pasadena, West Los Angeles, Oakland, San Diego, Indian Wells and the Imperial Valley in California, in Las Vegas, Nevada and in Honolulu, Hawaii. For more information, please visit www.ff-inc.com.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and the risk that we do not successfully integrate Pacific Rim Bank’s business and customers or otherwise fail to achieve anticipated business enhancements related to the acquisition. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on March 16, 2015, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2014 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email:  jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$215,748	$29,692
Securities available-for-sale (“AFS”)	565,135	138,270
Loans held for sale	-	-

Loans, net of deferred fees	1,765,483	1,166,392
Allowance for loan and lease losses (“ALLL”)	(10,600)	(10,150)
Net loans	1,754,883	1,156,242

Investment in FHLB stock	21,492	12,361
Deferred taxes	15,392	9,748
Premises and equipment, net	2,653	2,187
Real estate owned (“REO”)	4,036	334
Goodwill and intangibles	2,416	197
Other assets	10,824	6,393
Total Assets	$2,592,579	$1,355,424

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$1,522,176	$962,954
Borrowings	796,000	282,886
Accounts payable and other liabilities	14,667	10,088
Total Liabilities	2,332,843	1,255,928

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 15,980,526 and 7,845,182 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	16	8
Additional paid-in-capital	227,262	78,204
Retained earnings	33,762	20,384
Accumulated other comprehensive income (loss), net of tax	(1,304)	900
Total Shareholders’ Equity	259,736	99,496

Total Liabilities and Shareholders’ Equity	$2,592,579	$1,355,424

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Interest income:
Loans	$16,384	$12,405	$57,481	$44,140
Securities	2,483	804	5,227	2,545
FHLB Stock, fed funds sold and deposits	345	199	1,763	713
Total interest income	19,212	13,408	64,471	47,398

Interest expense:
Deposits	1,520	991	4,886	3,586
Borrowings	258	316	1,395	998
Total interest expense	1,778	1,307	6,281	4,584

Net interest income	17,434	12,101	58,190	42,814

Provision for loan losses	1,200	-	2,673	235

Net interest income after provision for loan losses	16,234	12,101	55,517	42,579

Noninterest income:
Asset management, consulting and other fees	5,844	5,745	23,486	21,798
Gain on sale of loans	2,730	-	2,935	-
Other income	707	300	2,352	2,951
Total noninterest income	9,281	6,045	28,773	24,749

Noninterest expense:
Compensation and benefits	11,016	8,272	40,456	33,550
Occupancy and depreciation	2,774	1,826	9,260	7,325
Professional services and marketing costs	1,439	1,455	5,490	5,995
Other expenses	1,941	1,442	6,252	5,637
Total noninterest expense	17,170	12,995	61,458	52,507

Income before taxes on income	8,345	5,151	22,832	14,821
Taxes on income	3,297	2,145	9,454	6,427
Net income	$5,048	$3,006	$13,378	$8,394

Net income per share:
Basic	$0.32	$0.39	$1.20	$1.08
Diluted	$0.31	$0.37	$1.16	$1.03
Shares used in computation:
Basic	15,965,004	7,740,940	11,155,007	7,737,036
Diluted	16,461,398	8,195,144	11,575,855	8,166,343

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Selected Income Statement Data:
Net interest income	$17,434	$12,101	$58,190	$42,814
Provision for loan losses	1,200	-	2,673	235
Noninterest Income:
Asset management, consulting and other fees	5,844	5,745	23,486	21,798
Gain on sale of loans	2,730	-	2,935	-
Other	707	300	2,352	2,951
Noninterest expense	17,170	12,995	61,458	52,507
Income before taxes	8,345	5,151	22,832	14,821
Net income	5,048	3,006	13,378	8,394
Net income per share:
Basic	$0.32	$0.39	$1.20	$1.08
Diluted	0.31	0.37	1.16	1.03

Selected Performance Ratios:
Return on average assets - annualized	0.91%	0.91%	0.76%	0.71%
Return on average equity - annualized	7.8%	12.5%	8.1%	9.1%
Net yield on interest-earning assets	3.26%	3.76%	3.39%	3.70%
Efficiency ratio (2)	64.3%	71.6%	70.7%	76.0%
Noninterest income as a % of total revenues	34.7%	33.3%	33.1%	36.6%

Other Information:
Loan originations	$318,060	$113,903	$944,188	$503,793
Charge-offs to average loans - annualized	0.15%	0.00%	0.46%	0.00%

	December 31, 2015	December 31, 2014
Selected Balance Sheet Data:
Cash and cash equivalents	$215,748	$29,692
Loans, net of deferred fees	1,765,483	1,166,392
Allowance for loan and lease losses (“ALLL”)	(10,600)	(10,150)
Total assets	2,592,579	1,355,424
Noninterest-bearing deposits	299,794	246,137
Interest-bearing deposits	1,222,382	716,817
Borrowings - FHLB Advances	796,000	263,000
Borrowings – term note	-	19,886
Shareholders’ equity	259,736	99,496

Selected Capital Data:
Tangible common equity to tangible assets(1)	9.93%	7.33%
Tangible book value per share(1)	$16.10	$12.66
Shares outstanding at end of period	15,980,526	7,845,182

Other Information:
Assets under management (end of period)	$3,471,237	$3,221,674
Number of employees	295	211
Loan to deposit ratio	116.0%	118.9%
Nonperforming assets to total assets	0.32%	0.11%
Ratio of ALLL to loans(3)	0.61%	0.87%

(1)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.4 million and $0.2 million of intangible assets as of December 31, 2015 and December 31, 2014, respectively.

(2)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Banking:
Interest income	$19,212	$13,408	$64,471	$47,398
Interest expense	1,778	1,091	5,607	3,844
Net interest income	17,434	12,317	58,864	43,554
Provision for loan losses	1,200	-	2,673	235
Noninterest income	4,332	1,172	8,833	5,866
Noninterest expense	11,844	7,736	39,982	30,509
Income before taxes on income	$8,722	$5,753	$25,042	$18,676

Wealth Management:
Noninterest income	$5,104	$5,022	$20,530	$19,422
Noninterest expense	4,402	4,403	18,352	17,979
Income before taxes on income	$702	$619	$2,178	$1,443

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	-	216	674	740
Net interest income	-	(216)	(674)	(740)
Noninterest income	(155)	(149)	(590)	(539)
Noninterest expense	924	856	3,124	4,019
Income before taxes on income	$(1,079)	$(1,221)	$(4,388)	$(5,298)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015

Interest income:
Loans	$12,405	$12,101	$13,362	$15,634	$16,384
Securities	804	815	822	1,107	2,483
FHLB Stock, fed funds sold and deposits	199	242	809	367	345
Total interest income	13,408	13,158	14,993	17,108	19,212

Interest expense:
Deposits	991	923	1,115	1,328	1,520
Borrowings	316	364	454	319	258
Total interest expense	1,307	1,287	1,569	1,647	1,778

Net interest income	12,101	11,871	13,424	15,461	17,434

Provision for loan losses	-	150	753	570	1,200

Net interest income after provision for loan losses	12,101	11,721	12,671	14,891	16,234

Noninterest income:
Asset management, consulting and other fees	5,745	5,850	5,922	5,870	5,844
Gain on sale of loans	-	-	-	205	2,730
Other income	300	354	498	793	707
Total noninterest income	6,045	6,204	6,420	6,868	9,281

Noninterest expense:
Compensation and benefits	8,272	9,180	9,390	10,870	11,016
Occupancy and depreciation	1,826	1,957	1,968	2,561	2,774
Professional services and marketing costs	1,455	1,058	1,512	1,481	1,439
Other expenses	1,442	1,163	1,104	2,044	1,941
Total noninterest expense	12,995	13,358	13,974	16,956	17,170

Income before taxes on income	5,151	4,567	5,117	4,803	8,345
Taxes on income	2,145	1,941	2,175	2,041	3,297
Net income	$3,006	$2,626	$2,942	$2,762	$5,048

Net income per share:
Basic	$0.39	$0.33	$0.36	$0.22	$0.32
Diluted	$0.37	$0.32	$0.35	$0.21	$0.31
Shares used in computation:
Basic	7,744,940	7,855,457	8,070,386	12,623,924	15,965,004
Diluted	8,195,144	8,211,145	8,425,029	13,074,935	16,461,398

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Average Balances:
Loans	$1,663,406	$1,128,092	$1,450,081	$1,016,374
Securities	433,713	134,371	224,906	105,755
Deposits (noninterest and interest bearing)	1,426,134	964,646	1,197,709	882,947
Borrowings	472,978	234,487	369,225	192,768

Average Yield / Rate:
Loans	3.93%	4.39%	3.96%	4.34%
Securities	2.29%	2.37%	2.32%	2.41%
Deposits (noninterest and interest bearing)	0.42%	0.41%	0.41%	0.41%
Borrowings	0.22%	0.54%	0.38%	0.52%

Net Interest Rate Spread	3.14%	3.61%	3.27%	3.56%

Net Yield on Interest-earning Assets	3.26%	3.76%	3.39%	3.70%

	For the Quarter Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015

Average Balances:
Loans	$1,016,374	$1,201,965	$1,365,682	$1,562,960	$1,663,406
Securities	105,755	135,526	137,382	190,107	433,713
Deposits(noninterest and interest bearing)	882,947	968,902	1,091,400	1,298,268	1,426,134
Borrowings	192,768	305,906	362,544	334,022	472,978

Average Yield / Rate:
Loans	4.34%	4.03%	3.92%	4.00%	3.93%
Securities	2.41%	2.41%	2.39%	2.33%	2.29%
Deposits (noninterest and interest bearing)	0.41%	0.39%	0.41%	0.41%	0.42%
Borrowings	0.52%	0.48%	0.50%	0.38%	0.22%

Net Interest Rate Spread	3.56%	3.35%	3.34%	3.30%	3.14%

Net Yield on Interest-earning Assets	3.70%	3.48%	3.47%	3.43%	3.26%